First Federal of Northern Michigan Bancorp, Inc. Announces Fourth Quarter 2011 and Full Year Results

ALPENA, Mich., March 6, 2012 /PRNewswire/ -- First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported consolidated net earnings of $84,000, or $0.03 per basic and diluted share, for the quarter ended December 31, 2011 compared to a consolidated net loss of $355,000, or $0.12 per basic and diluted share, for the quarter ended December 31, 2010.

Consolidated net income for the twelve months ended December 31, 2011 was $742,000, or $0.26 per basic and diluted share, compared to consolidated net income of $238,000, or $0.08 per basic and diluted share, for the twelve months ended December 31, 2010.

Listed below are several key points relative to the Company's results for the quarter and year ended December 31, 2011:

  Year over year improvement in the Company's net interest margin (from 3.78% to 4.02%) due primarily to a 55 basis point reduction in the cost of funds year over year.
  $2.7 million decrease in non-performing assets since December 31, 2010.
  First Federal of Northern Michigan remains "well-capitalized" for regulatory purposes.
  Provision for loan losses of $302,700 and $283,752 during the quarter and year ended December 31, 2011, respectively, as compared to $143,000 and $1.1 million in the corresponding prior year periods.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, "We made significant earnings progress in 2011. We continued the turnaround that began in 2010. We had positive earnings all four quarters in 2011 and seven of the last eight quarters. Our income per share grew from 8 cents per share in 2010 to 26 cents per share in 2011. While we benefitted from a lower provision expense during the year, we still endured inflated costs related to bank owned property write downs, real estate taxes, insurance and other expenses (maintenance) related to repossessed properties awaiting sale. We are pleased with our ability to jettison problem assets from our balance sheet in 2011. We have seen non-performing assets decline by $2.7 million or 28.4% year over year to $6.7 million and have seen our Texas ratio decline to 28.28% from 39.66% one year earlier. Half of this reduction occurred late in the year so we believe we will see a full year of benefit in 2012 from not having to carry these assets and the related costs. We saw our margin climb to an all time high in 2011. We finished the year with our NIM at 4.02%. The improvement in our margin (which came primarily on the funding side of the balance sheet) is partly explained by an additional $4.4 million in average core deposit growth over the year bringing the total growth to $15.5 million over the last four years. For the fourth quarter we saw a significant volume of mortgage refinance activity helping to drive strong mortgage banking fees late in the year. We are proud to report market share gains in several of our markets throughout the year. As we look toward the remainder of 2012 we are positioned with the capital, liquidity, staffing, strong credit processes and improving loan demand within our northeast Michigan footprint to begin to replace balances lost over the last few difficult years."

Selected Financial Ratios

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Performance Ratios:
Net interest margin	3.94%	3.93%	4.02%	3.78%
Average interest rate spread	3.81%	3.76%	3.88%	3.60%
Return on average assets*	0.15%	-0.64%	0.34%	0.10%
Return on average equity*	1.36%	-5.88%	3.07%	0.99%

* Annualized

	As of
	December 31, 2011	December 31, 2010
Asset Quality Ratios:
Non-performing assets to total assets	3.11%	4.37%
Non-performing loans to total loans	2.34%	4.13%
Allowance for loan losses to non-performing loans	45.47%	42.85%
Allowance for loan losses to total loans	1.07%	1.77%

"Texas Ratio" (Bank) (1)	28.28%	39.66%

Total non-performing loans ($000 omitted)	$3,338	$6,606
Total non-performing assets ($000 omitted)	$6,746	$9,424

(1) Texas Ratio is defined by management as total non-performing assets divided by tangible capital plus allowance for loan losses.

Financial Condition

Total assets of the Company at December 31, 2011 were $217.0 million, an increase of $1.3 million, or 0.6%, from total assets of $215.7 million at December 31, 2010. Net loans receivable decreased $16.3 million to $140.9 million at December 31, 2011, due to the following: adjustable-rate or balloon mortgage loans that have paid off or been refinanced and sold into the secondary market; consumer loan balances that have declined due to normal pay-downs; limited originations of loans to be held in the Company's portfolio; and pay-offs of commercial loans. Investment securities available for sale increased $17.7 million from December 31, 2010 to December 31, 2011 as we purchased securities with the proceeds of loan pay-downs and pay-offs.

Deposits decreased by $4.8 million to $150.6 million at December 31, 2011 from December 31, 2010 as we continued our focus on core rather than higher-cost non-core deposits. FHLB advances increased $5.5 million as we borrowed to compensate for lost deposit balances.

The ratio of total nonperforming assets to total assets was 3.11% at December 31, 2011 compared to 4.37% at December 31, 2010. Non-performing assets decreased by $2.7 million to $6.7 million from December 31, 2010 to December 31, 2011. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce them, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers during this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

Stockholders' equity was $24.6 million at December 31, 2011 compared to $23.2 million at December 31, 2010. The increase was due primarily to net earnings for the year of $742,000, and an increase in the unrealized gain on available-for-sale securities, net of tax, of $522,000, year over year. First Federal of Northern Michigan's regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total risk-based capital ( to risk-
weighted assets)	$ 23,568	17.20%	$ 10,961	8.00%	$ 13,702	10.00%
Tier 1 risk-based capital ( to
risk-weighted assets)	$ 22,334	16.30%	$ 5,481	4.00%	$ 8,221	6.00%
Tangible Capital ( to
tangible assets)	$ 22,334	10.37%	$ 3,232	1.50%	$ 4,309	2.00%

Results of Operations

Interest income decreased to $2.5 million for the three months ended December 31, 2011 from $2.8 million for the year earlier period. Interest income decreased to $10.4 million for the twelve months ended December 31, 2011 as compared to $11.4 million for the twelve months ended December 31, 2010. The decrease in interest income for the twelve-month period was due to two main factors: a period over period decrease of $9.3 million in the average balance of our interest-earning assets and a decrease of 27 basis points in the yield on interest-earning assets due in part to lower market interest rates period over period.

Interest expense decreased to $512,000 for the three months ended December 31, 2011 from $739,000 for the prior year period. Interest expense for the twelve months ended December 31, 2011 decreased to $2.3 million from $3.4 million for the twelve months ended December 31, 2010. The decreases in interest expense for both the three- and twelve-month periods were due in part to a $5.5 million and $10.6 million decrease, respectively, in the average balance of our interest-bearing liabilities during those periods. In addition, we experienced a decrease in our overall cost of funds of 45 basis points and 55 basis points for the three- and twelve-month periods, respectively, due to declining market interest rates and a shift in our average deposits of approximately $4.4 million from higher-costing certificates of deposit to lowering-costing core deposits.

The Company's net interest margin increased to 3.94% for the three-month period ended December 31, 2011 from 3.93% for the same period in 2010. During this time period, the average yield on interest-earning assets decreased 41 basis points to 4.94% from 5.35%. The average cost of funds decreased 45 basis points to 1.13% from 1.58%, due to reductions of 49 basis points on our certificates of deposit, 39 basis points on our money market and NOW accounts, and 67 basis points on our FHLB advances quarter over quarter. For the twelve-month period ended December 31, 2011, the Company's net interest margin increased to 4.02% from 3.78% for the same period in 2010. During this time period, the average yield on interest-earning assets decreased 27 basis points to 5.14% from 5.41%, while the cost of funds decreased 55 basis points to 1.26% from 1.81%.

The provision for loan losses for the three months ended December 31, 2011 and 2010 was $303,000 and $143,000, respectively. The higher provision during the 2011 period resulted from our recording provisions on several residential mortgage loans which were in various states of foreclosure. For the years ended December 31, 2011 and 2010, the provision for loan losses was $284,000 and $1.1 million, respectively. Our provision is based on management's review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors. For 2011, the provision is significantly lower than 2010 due to the following factors: our provision for loan losses is based on an eight-quarter rolling average of actual net charge-offs adjusted for various environmental factors for each pool of loans in our portfolio. As our charge-off history on commercial and consumer loans improved in 2011 as compared to recent prior years, lower loss factors were applied to those pools of loans to establish an adequate reserve, offset in part by an increased reserve factor in 2011 that we applied to our pool of mortgage loans as a result of increased charge-offs in this pool during the year. Additionally, overall loan balances have declined substantially from December 31, 2010 and asset quality metrics have improved. The net of these factors enabled us to reverse provision expense recorded during the first three quarters of 2011.

Non-interest income decreased to $620,000 for the three months ended December 31, 2011 from $644,000 for the three months ended December 31, 2010. Non-interest income decreased to $1.9 million for the twelve months ended December 31, 2011 from $3.2 million for the twelve months ended December 31, 2010. The twelve-month results in 2010 reflected a $546,000 gain on sale of investments primarily as a result of a restructuring of the investment portfolio in an effort to reduce credit risk as well as a $200,000 settlement on a lawsuit. In addition, although mortgage banking activities, consisting mostly of homeowner refinances, picked-up in the third quarter of 2011 and continued through the end of the year, we experienced an overall decrease in mortgage banking activities income of $469,000 for the twelve months ended December 31, 2011 as compared to the twelve months ended December 31, 2010. In late 2011 we began holding certain 15-year residential mortgages in our portfolio, rather than selling them into the secondary market, which, although beneficial in terms of future-period interest income, had a negative impact on mortgage banking activities income. This practice was also reflected in the decrease in mortgage banking activities income of $96,000 for the three-month period ended December 31, 2011 as compared to the prior-year period.

Non-interest expense decreased from $2.9 million for the three months ended December 31, 2010 to $2.2 million for the three months ended December 31, 2011. Non-interest expense decreased $832,000 to $9.0 million for the twelve months ended December 31, 2011 from $9.9 million for the twelve months ended December 31, 2010. For both the three- and the twelve-month periods, other expenses decreased primarily related to expenses associated with troubled loans and repossessed properties, which were considerably lower in 2011 than in 2010 as our non-performing assets decreased $2.7 million year over year. In addition, FDIC premiums were $41,000 and $142,000 lower during the three- and twelve-month periods ended December 31, 2011, respectively, due to both a decrease in deposits and an improvement in our risk profile. Compensation and benefits were higher during the three-month period ended December 31, 2011 as compared to the prior-year period as we added staff in the last quarter of the year to prepare ourselves for expected future growth. Despite the addition of staff in the final quarter of the year, compensation and benefits were still lower for 2011 as compared to the period year.

First Federal of Northern Michigan Bancorp, Inc.
Consolidated Balance Sheet

	December 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$ 2,713,701	$ 1,889,999
Overnight deposits with FHLB	35,797	72,658
Total cash and cash equivalents	2,749,498	1,962,657
Securities AFS	53,048,503	35,301,238
Securities HTM	2,435,000	2,520,000
Loans receivable, net of allowance for loan losses of $1,363,973 and
$2,831,332 as of December 31, 2011 and December 31, 2010, respectively	140,883,591	157,143,918
Foreclosed real estate and other repossessed assets	3,407,939	2,818,343
Federal Home Loan Bank stock, at cost	3,266,100	3,775,400
Premises and equipment	5,845,881	6,026,793
Accrued interest receivable	1,148,500	1,230,938
Intangible assets	334,855	627,306
Prepaid FDIC Premiums	758,733	967,143
Deferred tax asset	387,065	659,194
Other assets	2,779,124	2,700,034
Total assets	$ 217,044,789	$ 215,732,964

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 150,649,073	$ 155,465,896
Advances from borrowers for taxes and insurance	128,027	130,030
Federal Home Loan Bank Advances	34,500,000	29,000,000
REPO Sweep Accounts	5,592,326	6,172,362
Accrued expenses and other liabilities	1,606,569	1,728,733
Total liabilities	192,475,995	192,497,021

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,999 shares issued)	31,920	31,920
Additional paid-in capital	23,852,701	23,822,152
Retained earnings	2,980,176	2,238,064
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Unearned compensation	(556)	(38,382)
Accumulated other comprehensive income	668,471	146,107
Total stockholders' equity	24,568,794	23,235,943

Total liabilities and stockholders' equity	$ 217,044,789	$ 215,732,964

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Operations
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,

	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$ 2,139,109	$ 2,449,582	$ 8,925,926	$ 10,133,014
Interest and dividends on investments
Taxable	140,765	133,715	521,173	480,124
Tax-exempt	39,073	33,329	159,147	185,334
Interest on mortgage-backed securities	200,556	157,581	784,065	648,183
Total interest income	2,519,503	2,774,207	10,390,311	11,446,655

Interest expense:
Interest on deposits	322,907	496,281	1,549,159	2,295,944
Interest on borrowings	188,828	242,250	712,612	1,150,717
Total interest expense	511,735	738,531	2,261,771	3,446,661

Net interest income	2,007,769	2,035,675	8,128,539	7,999,994
Provision for loan losses	302,711	142,553	283,752	1,101,192
Net interest income after provision for loan losses	1,705,058	1,893,122	7,844,787	6,898,802

Non-interest income:
Service charges and other fees	186,932	194,455	729,918	803,993
Mortgage banking activities	331,691	427,527	968,807	1,438,161
Gain on sale of available-for-sale investments	-	49,595	-	546,412
Net loss on sale of premises and equipment,	(2,562)	(43,154)	(3,106)	(33,731)
Net gain (loss) on sale of real estate owned
and other repossessed assets	6,489	(52,852)	(47,879)	(9,555)
Other	97,455	68,282	283,901	459,885
Total non-interest income	620,005	643,853	1,931,641	3,205,166

Non-interest expenses:
Compensation and employee benefits	1,165,226	1,113,210	4,622,326	4,681,777
FDIC insurance premiums	47,353	88,360	223,801	365,728
Advertising	45,911	37,577	133,674	135,889
Occupancy	246,577	277,228	1,048,974	1,155,699
Amortization of intangible assets	73,113	73,113	292,451	292,451
Service bureau charges	75,629	76,686	300,510	313,612
Professional services	103,387	94,249	433,006	425,459
Other	483,912	1,132,042	1,979,575	2,495,553
Total non-interest expenses	2,241,108	2,892,465	9,034,317	9,866,168

Income (loss) before income tax expense	83,954	(355,489)	742,111	237,800
Income tax expense	-	-	-	-

Net income (loss)	83,954	(355,489)	742,111	237,800

Per share data:
Net income (loss) per share
Basic	$ 0.03	$ (0.12)	$ 0.26	$ 0.08
Diluted	$ 0.03	$ (0.12)	$ 0.26	$ 0.08
Weighted average number of shares outstanding
Basic and diluted	2,884,049	2,884,049	2,884,049	2,884,049
Dividends per common share	$ -	$ -	$ -	$ -

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACT: Amy E. Essex, Chief Financial Officer, Treasurer & Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., +1-989-356-9041